August 15, 2006
MEDIA CONTACT: Rose B. Cummings
Executive Director of Corporate Communications
(704) 858-5199
SunCom Wireless Chairman and CEO Michael E. Kalogris
Resumes Duties Following Medical Leave
BERWYN, Pa. — SunCom Wireless Holdings, Inc. (NYSE: TPC) today announced that Michael E. Kalogris has resumed his duties as the company’s Chairman and Chief Executive Officer. Kalogris took medical leave of absence in May following injuries sustained in an automobile accident.
Eric Haskell, who served as interim CEO during Kalogris’ leave of absence, has resumed his primary responsibilities as SunCom’s Chief Financial Officer. Scott Anderson, who served as interim Chairman, continues as a member of the Board of Directors, on which he has served since 1998.
Kalogris said “It is a great pleasure to return to SunCom and continue the progress being made at the company. I had full confidence SunCom was in good hands during my recuperation and am very pleased by the company’s performance during this period. I am grateful to Eric Haskell, Bill Robinson, Scott Anderson and all the SunCom associates who worked so hard to ensure that SunCom didn’t miss a beat these last few months.”
Haskell added “All of us at SunCom have been anticipating the day we would welcome Mike back to the company. Our focus during Mike’s leave has been to build on the positive momentum he created in our business. We are proud of our accomplishments and look forward to continuing our progress with Mike back at the helm.”
About SunCom Wireless
SunCom Wireless is a leader in offering digital wireless communications services to more than one million subscribers in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. SunCom is committed to delivering Truth in Wireless by treating customers with respect, offering simple, straightforward plans and by providing access to the largest GSM network and the latest technology choices. For more information about SunCom products and services, visit www.suncom.com or call 877-CALL-SUN (1-877-225-5786).

Statements in this press release regarding SunCom Wireless’s business that are not historical facts may be forward-looking statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in Form 10-K for the year ended December 31, 2005 and other documents SunCom Wireless files from time to time with the U.S. Securities and Exchange Commission.